UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__ )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]	Preliminary Proxy Statement
[_]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

American Eagle Outfitters, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
[_]	Fee paid previously with preliminary materials.

[_]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Notes:

AMERICAN EAGLE OUTFITTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

June 13, 2000

and

PROXY STATEMENT

IMPORTANT

Please mark, sign and date your proxy and promptly return it in the enclosed envelope.
No postage is necessary if mailed in the United States.
American Eagle Outfitters, Inc.
150 Thorn Hill Drive
Warrendale, Pennsylvania 15086-7528
724-776-4857

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 13, 2000

May 1, 2000

To the Stockholders of
American Eagle Outfitters, Inc.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), will be held at Loews Regency Hotel, 540 Park Avenue, New York, New York, on June 13, 2000, at 10:00 a.m., local time, for the following purposes:

1.	To elect four class II directors, each for a term of three years and until their successors are duly elected and qualified;

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

          Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may vote in person and your proxy will not be used.

By Order of the Board of Directors

William P. Tait
Vice President, Secretary and Treasurer

AMERICAN EAGLE OUTFITTERS, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JUNE 13, 2000

        This Proxy Statement is furnished to the stockholders of American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders to be held on June 13, 2000, at 10:00 a.m., local time, at the Loews Regency Hotel, 540 Park Avenue, New York, New York, and at any adjournment thereof. It is being mailed to the stockholders on or about May 1, 2000.

          All shares represented by properly executed proxies received by the Company prior to the meeting will be voted in accordance with the stockholders’ directions. A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (Attention: William P. Tait, Vice President, Secretary and Treasurer) or delivered in person at the meeting, by filing a duly executed, later dated proxy or by attending the meeting and voting in person.

           Stockholders of record at the close of business on April 14, 2000, are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. At April 14, 2000, the Company had outstanding 47,066,395 shares of Common Stock, with $.01 par value, entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be voted upon by stockholders at the Annual Meeting.

          The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters, but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the election of directors, but not on non-routine matters.

          The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Proxies that are marked “Withhold Authority” and broker non-votes will not be counted toward such nominee’s achievement of a plurality and thus will have no effect. Each other matter to be submitted to the stockholders for approval at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Stock voting on the matter. For purposes of determining the number of shares of Common Stock voting on the matter, abstentions will be counted and will have the effect of a negative vote; broker non-votes will not be counted and thus will have no effect.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Ownership of Common Stock

          The following table shows, as of April 1, 2000, certain information with regard to the beneficial ownership of the Company’s Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each executive officer named in the summary compensation table below; and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned (1)
	Number	Percent
5% Beneficial Owners

American Express Company (2)	2,761,867	5.9%

AMVESTCAP PLC (3)	3,515,350	7.5%

Ari Deshe (4)(5)	4,678,529	9.7%

Retail Ventures, Inc. (4)	6,125,450	12.7%

Jay L. Schottenstein (4)(5)	11,856,346	24.6%

Geraldine Schottenstein (4)	9,841,109	20.4%

Directors and Executive Officers (5)

Ari Deshe (4)	4,678,529	9.7%

Jon P. Diamond (4)	2,349,269	4.9%

Martin P. Doolan	64,500	*

Gilbert W. Harrison	17,700	*

Michael G. Jesselson	38,750	*

Joseph E. Kerin	28,061	*

Thomas R. Ketteler	21,930	*

George Kolber	393,378	*

John L. Marakas	62,250	*

Roger S. Markfield	621,473	1.3%

Jay L. Schottenstein (4)	11,856,346	24.6%

Saul Schottenstein (4)	304,053	*

David W. Thompson	83,316	*

Gerald E. Wedren	26,250	*

Laura A. Weil	95,017	*

Directors and executive officers as a group (17 in group)	18,344,529	38.1%

  * Represents less than 1% of outstanding shares

(1)
Unless otherwise indicated, each of the stockholders has sole voting and dispositive power with respect to the shares of Common Stock beneficially owned. The percent is based upon the 47,010,494 shares outstanding at April 1, 2000 and the number of shares, if any, as to which the named person has the right to acquire under options exercisable within 60 days of April 1, 2000.

(2)
Based on Schedule 13G filed on February 3, 2000 by American Express Company and American Express Financial Corporation, includes 1,029,200 shares with shared voting power and 2,761,867 shares with shared dispositive power. The address of American Express Company is American Express Tower, 200 Vesey Street, New York, NY 10285 and the address of American Express Financial Corporation is IDS Tower 10, Minneapolis, MN 55440.

(3)
Based on Schedule 13G filed on February 4, 2000 by AMVESCAP PLC, reporting as parent company on behalf of AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., and INVESCO North American Holdings, Inc., includes shared voting and shared dispositive power for 3,515,350 shares. The addresses for AMVESCAP PLC are 11 Devonshire Square, London EC2M 4YR, England and 1315 Peachtree Street, N.E., Atlanta, GA 30309.

(4)
Members of the Schottenstein family beneficially own a total of 19,288,178 shares of the Company, or 41.0%, as of April 1, 2000. Family members include Saul Schottenstein, Geraldine Schottenstein, Jay Schottenstein, Ann Deshe, Susan Diamond, and each of their spouses. Geraldine Schottenstein is the mother and Saul Schottenstein is the uncle of Jay Schottenstein, Ann Deshe, and Susan Diamond. The family owns all of the stock of Retail Ventures, Inc. (“RVI”). Jay Schottenstein serves as Chairman and Chief Executive Officer of RVI and has or shares voting power for 69.9% of RVI. Accordingly, he may be deemed to be the beneficial owner of the 6,125,450 shares of the Company held by RVI and they are included under his name in the table. Jay Schottenstein shares voting or dispositive power as either as trustee or trust advisor of trusts that own 5,090,329 shares, which shares are also included under his name in the table. Geraldine Schottenstein has sole voting and dispositive power as trustee of trusts that own 2,420,395 shares and shares voting or dispositive power as either trustee or trust advisor of trusts that own 7,420,714 shares, all of which shares are included under her name in the table. Ann Deshe shares voting or dispositive power as either trustee or trust advisor of trusts that own 4,650,779 shares, which shares are included under Ari Deshe’s name in the table. Susan Diamond has sole voting and dispositive power as trustee of trusts that own 858,268 shares and shares voting or dispositive power as either trustee or trust advisor of, trusts that own 1,462,126, shares, which shares are included under Jon Diamond’s name in the table. The business address for each of RVI and the members of the Schottenstein family is 1800 Moler Road, Columbus, Ohio 43207-1698.

(5)
Includes the following shares for options exercisable within 60 days of April 1, 2000: Mr. Deshe–27,750; Mr. Diamond–27,750; Mr. Doolan–64,500; Mr. Harrison–17,250; Mr. Jesselson–8,250; Mr. Kerin–17,834; Mr. Ketteler–17,430; Mr. Kolber–95,000; Mr. Marakas–35,250; Mr. Markfield–200,000; Mr. J. Schottenstein–440,500; Mr. S. Schottenstein–22,500; Mr. Thompson–53,250; Mr. Wedren–26,250; Ms. Weil–66,767; and directors and officers as a group 1,144,382.

PROPOSAL ONE:    ELECTION OF DIRECTORS

General

           The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. The Board of Directors has nominated four candidates to be elected at the annual meeting to serve as Class II Directors for three year terms ending at the 2003 annual meeting or when their successors are duly elected and qualified. All nominees are currently directors of the Company. The terms of the remaining nine Class III and Class I Directors expire at the annual meetings to be held in 2001 and 2002.

           The enclosed proxy, if returned duly executed and not revoked, will be voted as specified in the proxy, or if no instructions are given will be voted FOR each of the nominees listed below. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of Directors pursuant to the Bylaws or may designate a substitute nominee, in which event the proxy will be voted FOR such substitute nominee. The Board has no reason to believe that any nominee will be unavailable or, if reelected, unable to serve.

           Certain information regarding each nominee and each incumbent Director is set forth below as of April 1, 2000, including age, principal occupation, a brief description of business experience during at least the last five years, and other directorships.

Information Regarding Class II Directors With Terms Expiring in 2000

           John L. Marakas, age 73, has been retired since April 1991. Prior to his retirement, Mr. Marakas served as President and a director of Nationwide Corporation, and insurance and financial services holding company from March 1972 to April 1990 and as President and a director of Nationwide Life Insurance Company from September 1981 to April 1991. Mr. Marakas has been a director of the Company since April 1994.

           Saul Schottenstein, age 78, has been a director of the Company and its predecessors since 1980. He has served as President of SSC since 1984, and as a director of SSC since 1982. He served as Executive Vice President of SSC from 1982 to 1984. Prior to that time he served in various executive capacities with Shottenstein Stores Corporation (“SSC”) since 1946. He is also an officer and director of various other corporations owned or controlled by the Schottenstein family, including Value City Department Stores, Inc. (“VCD”).

           David W. Thompson, age 47, has been a director of the Company since January 1994. Mr. Thompson has served as President since June 1993 of Value City Furniture, a division of SSC. From June 1981 to June 1993, Mr. Thompson served as Vice President of Value City Furniture.

           Gerald E. Wedren, age 63, has been a director of the Company since November 1997. Mr. Wedren has served as President of Craig Capital Co., a Washington D.C. based merger and acquisition firm since 1973. Mr. Wedren has been Managing Partner of Tavern Real Estate Limited Partnership and Wedren Associates, which owns and leases properties in the Washington and Baltimore area, since 1988. Mr. Wedren was President of G.E.W. Inc., an owner of fast food restaurants, from 1981 to 1988. Mr. Wedren is also a director of Tavern Realty Co.

Information Regarding Class III Directors With Terms Expiring in 2001

           Jon P. Diamond, age 42, has been a director of the Company since November 1997. Since 1996, Mr. Diamond has served as President and Chief Operating Officer of Safe Auto Insurance Company, a property and casualty insurance company and as Executive Vice President and Chief Operating Officer from 1993 to 1996. Mr. Diamond served as Vice President of SSC from March 1987 to March 1993 and served in various management positions with SSC since 1983. He also serves on the Board of Directors of VCD.

           Gilbert W. Harrison, age 59, has served as a director of the Company since July 1997. Mr. Harrison is Chairman of Financo, Inc., an investment and banking firm founded in 1971. Financo provides financial advisory services to retail, apparel and other merchandise related companies. Mr. Harrison serves on the Board of the Fashion Institute of Technology, the Board of The Wharton School of the University of Pennsylvania, and the Board of the Peggy Guggenheim Collection in Venice, Italy.

           Thomas R. Ketteler, age 57, has been a director of the Company since January 1994. Mr. Ketteler has served SSC as Chief Operating Officer since April 1995, as a director since 1985 and Vice President of Finance since 1981. Prior to that time, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler is an officer and director of various other corporations owned or controlled by the Schottenstein family.

           Martin P. Doolan, age 60, has been a director of the Company since August 1995. Mr. Doolan has served as Vice Chairmain of Value City Department Stores since July 1999. Mr. Doolan previously served as President and Chief Executive Officer and as a director of VCD from July 1997 through June 1999. Prior to joining VCD, Mr. Doolan served as Chairman, President and Chief Executive Officer of U.S. Netting, Inc., a manufacturer of plastic extruded filtration netting headquartered in Austin, Texas. He served as Chairman of Bestop, Inc., an automotive convertible top manufacturer from 1988 to June 1995. He has also served as Chief Executive Officer of a number of other companies including Walt’s Radiator and Muffler, Inc., an automotive retail service and distribution chain where he continues to serve as Chairman; Sun Engine, a remanufacturer of domestic automobile engines; Pilliod Cabinet Corp., a furniture manufacturer; and Sunwest International, a brass door and hardware manufacturer.

Information Regarding Nominees For Class I Directors With Terms Expiring in 2002

           Jay L. Schottenstein, age 45, has served as Chairman and Chief Executive Officer of the Company and its predecessors since March 1992 and prior to that time he served as a Vice President and Director of the Company’s predecessors since 1980. He has also served since March 1992 as Chairman and Chief Executive Officer of SSC, a privately-held company with interests in retailing, real estate and manufacturing. He has also served as Chairman since March 1992 and as Chief Executive Officer from April 1991 through July 1997, of VCD, a company that operates a chain of off-price department stores and is 56.3% owned by SSC, with the remaining shares publicly-held and traded on the New York Stock Exchange. Mr. Schottenstein served as Vice Chairman of SSC since 1986 and as a director of SSC since 1982. He has also served as an officer and director of various other corporations owned or controlled by members of his family since 1976. Jay L. Schottenstein is the nephew of Saul Schottenstein and the brother-in-law of Ari Deshe and Jon P. Diamond.

           George Kolber, age 49, has served as Vice Chairman of the Company’s Board of Directors and Chief Operating Officer since December 1995. Prior to joining the Company, he served as Vice President of SSC since 1979 and as Vice President, Administration of VCD from 1990 until 1993. Prior to that time, Mr. Kolber served as Vice President and Chief Financial Officer of Strauss Stores and R&S Strauss Associates. He has also served as Chairman of the Board of Directors of Penn Jersey Auto Stores and on the Board of Directors of Wieboldts Department Stores.

           Roger S. Markfield, age 58, has served as President and Chief Merchandising Officer of the Company since February 1995 and prior thereto as Executive Vice President Merchandising for the Company and its predecessors since May 1993. Mr. Markfield became a member of the Board in March 1999. Prior to joining the Company, he served as Executive Vice President—General Merchandising Manager for the Limited Division of The Limited, Incorporated, a large national specialty retailer from May 1992 to April 1993. From 1969 to 1976 and from 1979 to 1992, he was employed by R.H. Macy & Co., a national retailer operating department and specialty stores, as a Buyer in Boys’ Wear rising to the office of President of Corporate Buying—Mens. From 1976 to 1979, Mr. Markfield served as Senior Vice President of Merchandising and Marketing for the Gap Stores, Inc.

           Ari Deshe, age 49, has been a director of the Company since November 1997. Since 1996, Mr. Deshe has served as Chairman and Chief Executive Officer of Safe Auto Insurance Company, a property and casualty insurance company and he served as President and Chief Executive Officer from 1993 to 1996. Prior to that, Mr. Deshe served as President of Safe Auto Insurance Agency from 1992 to 1993 and President of Employee Benefit Systems, Inc. from 1982 to 1992. He also serves on the Board of Directors of VCD.

           Michael G. Jesselson, age 48, has served as a director of the Company since November 1997. Mr. Jesselson is President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City. He also serves on the Board of Directors of a number of nonprofit institutions.

Information Concerning Board of Directors

           During the fiscal year ended January 29, 2000 (“Fiscal 1999”), the Board of Directors met seven times. Saul Schottenstein did not attend any of the meetings. The Board has a standing Audit Committee and a standing Compensation and Stock Option Committee.

           The members of the Audit Committee are Michael G. Jesselson, John L. Marakas, and Gerald E.Wedren. The function of the Audit Committee is to recommend to the Board a firm of accountants to serve as the Company’s auditors and to review with the independent auditors and the appropriate corporate officers matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audit. The Audit Committee also reviews and approves the terms of any new related party agreements. The Audit Committee met four times in Fiscal 1999.

           The members of the Compensation and Stock Option Committee are Michael G. Jesselson, John L. Marakas, and Gerald E. Wedren. The function of the Compensation Committee is to consult with and advise the Chairman with respect to the Company’s compensation policies, including compensation of senior management. The Compensation Committee determines the number shares and terms of option and restricted stock awards granted under the Company’s Stock Incentive Plan. The Compensation Committee also administers the Company’s Management Incentive Plan. The Compensation and Stock Option Committee met five times and acted by written consent five times in Fiscal 1999.

           Directors who are not employees are paid $2,000 for each Board and Committee meeting attended, with a minimum annual compensation of $8,000. Directors are paid $1,000 for each telephonic meeting. Directors who are also employees of the Company do not receive additional compensation for serving as directors.

           The Company’s 1999 Stock Incentive Plan, provides for the automatic grant of options to purchase 3,750 shares of Common Stock to each non-employee director on the first trading day of each fiscal quarter. The exercise price for each option is the fair market value of the Common Stock on the date of grant. The exercise price must be paid either in cash or its equivalent. The Compensation Committee may permit exercise by tendering previously acquired shares or by other means approved by the committee. All of the options become exercisable one year after the date of grant and remain exercisable for a period of ten years from the date of grant, subject to earlier termination after termination of the option holder’s service as a director of the Company. The options are transferable by the option holders either (i) if transferred without consideration to immediate family members, or the entities they control, or (ii) if such transfer is approved by the Compensation Committee.

Executive Officers

           The following persons are executive officers of the Company. Except as otherwise indicated, each was elected to the position indicated with the Company upon its organization in January, 1994. For information regarding officers who are also directors, see “Election of Directors.” The officers of the Company are elected annually by the Board and serve at the pleasure of the Board.

           Laura A. Weil, age 43, has served as Chief Financial Officer of the Company since December 1995. Prior to joining the Company, she was a consultant to companies including SSC, from March 1995 to December 1995. From 1992 to 1995, she was Senior Vice President and the head of the retailing investment banking practice at Oppenheimer & Co., Inc. Prior to joining Oppenheimer, Ms. Weil held various executive positions at R.H. Macy & Co., Inc. from 1989 to 1992, including Vice President—Finance and Chief Financial Officer—Credit Operations. From 1988 to 1989 she was an executive with L’Herbier de Provence, a Paris-based cosmetics and toiletries retailer. From 1979-1981 and 1983-1988, Ms. Weil held various investment banking positions with Lehman Brothers and its predecessor Lehman Brothers Kuhn Loeb. Inc., including Vice President of the firm’s Merchandising group.

           Joseph E. Kerin, age 54, has served as Executive Vice President Stores and Operations of the Company and its predecessors since January 1991. From May 1989 to November 1989, he served as a Regional Store Manager for VCD. Prior to that time, he held various positions with the Company’s predecessors, including Senior Vice President—Store Operations from October 1987 to October 1988, Vice President—General Manager Store Operations from February 1979 to October 1987, General Manager Store Operations from November 1975 to February 1979 and Regional/District Manager of the Silverman’s Division from October 1972 to November 1975.

           Michael J. Leedy, age 31, has served as Executive Vice President of Marketing and AE Direct since June 1999. From February 1995 to May 1999 he served as Vice President of Marketing. Prior to joining the Company, Mr. Leedy served as President of Method, Inc., a consulting firm providing services to the Company.

            Dale E. Clifton, age 46, has served the Company and its predecessors as Controller since June 1986, as Chief Accounting Officer since October 1988, and as Vice President since October 1994. He served the Company and its predecessors as Assistant Controller from 1984 to June 1986. Prior to joining the Company, he worked as a Certified Public Accountant from 1975 to 1984 at Alpern, Rosenthal & Company.

           William P. Tait, age 55, has served as Vice-President—Secretary and Treasurer since June 1996. From May 1995 to May 1996 he served as Senior Vice President of Finance. Prior to joining the Company, Mr. Tait was Vice-President—Chief Financial Officer of Spartus Corporation from 1994-1995. From 1973 to 1993 Mr. Tait held various executive positions with the United States Shoe Corporation including Vice President—Chief Financial Officer of its Women’s Specialty Retailing Group from 1981-1992. From 1970-1973 Mr. Tait worked for Coopers & Lybrand, LLP.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

           Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on a review of the Section 16(a) forms received by the Company, it believes that, during Fiscal 1999, all reporting persons complied with applicable filing requirements.

Executive Officer Compensation

           The following table shows certain information regarding compensation paid during Fiscal 1999 and each of the last three fiscal periods to the Company’s Chief Executive Officer and to each of the Company’s four most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Options/ SARs (#)
	(1)			(2)	(3)
Jay L. Schottenstein (4)	1999	$250,050	None	None	None	150,000
Chairman and Chief	1998	$250,050	None	None	None	120,000
Executive Officer	1997	$250,050	None	None	None	337,500

George Kolber	1999	$600,000	$753,125	$34,045	None	150,000
Vice Chairman and	1998	$500,000	$275,000	$34,472	$ 401,250	105,000
Chief Operating Officer	1997	$407,692	$200,000	$40,125	None	225,000

Roger S. Markfield (5)	1999	$612,456	$753,125	None	$2,825,014	600,000
President and	1998	$512,460	$232,000	None	$ 267,500	105,000
Chief Merchandising Officer	1997	$412,464	$120,000	None	None	None

Laura A. Weil	1999	$315,016	$303,425	None	None	80,000
Executive Vice President	1998	$265,044	$102,500	None	$ 292,275	64,000
and Chief Financial Officer	1997	$250,016	None	$38,687	None	None

Joseph E. Kerin	1999	$225,004	$229,000	$ 5,625	None	40,000
Executive Vice President	1998	$200,044	$ 99,775	$ 5,625	None	36,000
and Director of Store Operations	1997	$187,600	None	$ 2,509	None	22,500

(1)	1999, 1998 and 1997 refer to the twelve month periods ended January 29, 2000, January 30, 1999, and January 31, 1998, respectively.

(2)
Includes amounts for 1999 of $28,420 for housing allowances, and $5,625 for car allowances for Mr. Kolber and $5,625 in car allowances for Mr. Kerin. Includes amounts for 1998 of $28,372 for housing allowances, $5,625 for car allowances, and $475 for commuting for Mr. Kolber and $5,625 in car allowances for Mr. Kerin. Includes amounts for 1997 of $28,925 for housing allowances and $11,200 for commuting expenses for Mr. Kolber and $38,687 in commuting expenses for Ms. Weil. 1997 amounts for Mr. Kerin are for a car allowance.

(3)
The value of the restricted stock granted in 1999 and 1998 included in the Summary Compensation Table is based on the fair market value at the date of grant. The 1999 shares vested on February 28, 2000 upon certification from the Compensation Committee that the Company met certain performance goals defined in the restricted stock agreements. The 1998 shares of restricted stock vest 20% per year, except for the grant to Ms. Weil of which 20% vested immediately and 20% vests each year for the next four years. The value of the restricted stock awarded in 1999 for Mr. Markfield was $2,339,595 based on the fair market value of $35.09 at January 29, 2000. The value of the restricted stock awarded in 1998 as of the end of the fiscal year was $1,579,219 for Mr. Kolber, $1,052,813 for Mr. Markfield, and $526,406 for Ms. Weil based on the fair market value of $35.09 at January 29, 2000.

(4)	Jay L. Schottenstein is also Chairman of SSC and VCD. He does not devote his full business time to the Company.

(5)
Mr. Markfield is employed pursuant to an employment agreement dated September 8, 1999. It has an initial term of three years and continues from year to year thereafter, subject to earlier termination by either party. It provides for an annual base salary of $600,000, eligibility for an annual cash bonus under the Company’s Management Incentive Plan, recommended grants of up to 200,000 restricted shares and options for 600,000 shares under the Company’s 1999 Stock Incentive Plan, and other fringe benefits. It provides for severance payments equal to one year of base salary and continued medical coverage in the event of a non-cause termination by the Company.

Option/Sar Grants In Last Fiscal Year

           The following table sets forth certain information regarding individual grants of stock options in Fiscal 1999 to each of the Company’s most highly compensated executive officers disclosed in the Summary Compensation Table.

Name	Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (1)
Jay L. Schottenstein	150,000	7.4%	$32.50	August 10, 2009	$ 3,062,340
George Kolber	150,000	7.4%	$32.50	August 10, 2009	$ 3,062,340
Roger S. Markfield	600,000	29.6%	$32.50	August 10, 2009	$12,249,360
Laura A. Weil	80,000	3.9%	$32.50	August 10, 2009	$ 1,633,248
Joseph E. Kerin	40,000	2.0%	$32.50	August 10, 2009	$ 816,624

(1)
The grant date present value was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rates of 5.5%; no dividend yield; volatility factor of the expected market price of the Company’s common stock of .600; weighted-average expected life of the option of 5 years; and an expected forfeiture rate of approximately 10%.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

           The following table provides certain information on the exercise of options during Fiscal 1999 and the number and value of stock options held by the executive officers named in the Summary Compensation Table at January 29, 2000.

	Shares Acquired on	Value	Number of Unexercised Options at January 29, 2000 (#)		Value of Unexercised In-The-Money Options at January 29, 2000 ($) (1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jay L Schottenstein	—	—	499,000	583,500	$16,469,205	$14,065,829
George Kolber	205,500	$2,859,964	—	549,000	—	$12,738,884
Roger S. Markfield	34,500	$ 778,903	—	684,002	—	$ 3,755,209
Laura A. Weil	26,500	$ 875,282	35,300	159,200	$ 863,501	$ 2,295,092
Joseph E. Kerin	25,200	$ 677,936	—	100,300	—	$ 1,856,606

(1)
Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at January 29, 2000 of $35.09. An option is in-the-money if the fair market value of the underlying shares exceeds price of the option.

           The following “Compensation Report of the Board of Directors” and “Performance Graph” shall not be deemed incorporated by reference by general statement incorporating by reference this Proxy Statement into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

           General.    The key components of the Company’s executive officer compensation include both short-term and long-term components. Short-term compensation consists of an executive officer’s annual base salary and annual cash bonus. Long-term, equity-based compensation can include grants of restricted stock and stock options awards. The Compensation Committee has the authority to advise the Chairman with respect to the Company’s overall compensation policy, including compensation of senior management. Beginning in Fiscal 1998, the Board of Directors modified its historical delegation to the Chairman of the Board of the authority to establish the annual salary and bonus compensation of the officers of the Company, other than the Chairman’s compensation, with the implementation of the Company’s Management Incentive Plan (the “Incentive Plan”). The Compensation and Stock Option Committee (the “Compensation Committee”) of the Board of Directors also has the authority to grant awards in the form of stock options, stock appreciation rights, restricted stock awards, performance units, or performance shares under the Company’s 1999 Stock Incentive Plan (the “Stock Plan”).

           Chief Executive Officer’s Compensation.    Beginning in 1994, the year that the Company went public, Jay L. Schottenstein, the Company’s Chairman and Chief Executive Officer, began receiving a salary in the amount of $250,000 per year. The Board of Directors did not change the Chairman’s annual salary during Fiscal 1999. The Compensation Committee did grant the Chairman options to purchase 150,000 shares, at market value, pursuant to the Stock Plan during Fiscal 1999. The Compensation Committee’s determination to grant such options was based on a number factors, including the fact that the Chairman has never received an annual salary increase or an annual bonus, as well as the Compensation Committee’s subjective perception of the Chairman’s performance and his historical and anticipated future contributions to the success of the Company. The determination was not based on specific objective criteria and no specific weight was given to any of the factors considered.

            Executive Officer Compensation.    The Fiscal 1999 base salaries for the executive officers named in the Summary Compensation Table were determined by the Compensation Committee as a part of the Incentive Plan. Bonuses earned under the Incentive Plan for Fiscal 1999 were paid in Fiscal 2000 and are not included in the Summary Compensation Table. Bonuses included in the Summary Compensation Table for Fiscal 1999 were earned in Fiscal 1998 under the Incentive Plan. Bonuses included in the Summary Compensation Table for Fiscal 1998 were paid in Fiscal 1997 and were earned under a prior version of the Incentive Plan that was implemented in Fiscal 1997, except for one officer who received an advance against his Fiscal 1997 bonus that was paid and included in the table in Fiscal 1997. The Incentive Plan was developed by the Compensation Committee with the assistance of an outside compensation consultant. As a part of the Incentive Plan, the Compensation Committee fixed annual base salaries based on historical levels and industry averages and provided for annual bonus payments equal to varying percentages of base salary, with the bonus payments contingent on meeting preestablished performance measures. The determination of base salaries and bonus percentages was not based on specific objective criteria. No specific weight was given to any of the factors considered.

           Stock Awards.    The Stock Plan was approved by the stockholders on June 8, 1999, for the purpose of providing incentives to key employees of the Company and its affiliates, consultants who provide significant services to the Company and its affiliates, and directors of the Company who are not employees. The Plan is intended to motivate these individuals to further the growth and profitability of the Company. The Compensation Committee, which administers the Stock Plan, granted additional options, at market value, to executive officers as set forth above under “Options/SAR Grants in Last Fiscal Year.” The options become exercisable eight years after the grant date, unless subject to accelerated vesting based on annual Company performance goals. These options expire ten years from the grant date. The determination to grant such options was based on a number factors, including recommendations of the Chairman and the Compensation Committee’s subjective perception of the individual’s performance and historical and anticipated future contributions to the success of the Company. The determination was not based on specific objective criteria and no specific weight was given to any of the factors considered.

           The following members of the Board of Directors respectfully submit this report:

Jay L. Schottenstein	Saul Schottenstein	John L. Marakas*	Martin P. Doolan
George Kolber	Thomas R. Ketteler	David W. Thompson	Ari Deshe
Jon P. Diamond	Gilbert W. Harrison	Michael G. Jesselson*	Gerald E. Wedren*

           * Members of the Compensation and Stock Option Committee.

PERFORMANCE GRAPH

           The following graph shows the percentage change in the cumulative total return performance to holders of the Company’s Common Stock with that of The Nasdaq Stock Market—U.S. Index and the Standard & Poor’s Specialty Apparel Index, both of which are published indexes. This comparison includes the period beginning April 14,1994, the effective date the Company’s Common Stock was registered under the Securities and Exchange Act of 1934, through January 29, 2000. The Company’s Common Stock is traded on The Nasdaq National Market under the symbol “AEOS”. The comparison of the cumulative total returns for each investment assumes that $100 was invested in the Company’s Common Stock on April 14, 1994 and in the respective index on March 31, 1994.

                                            Cumulative Total Return
                                ------------------------------------------------
                                   7/94   7/95   1/96   1/97   1/98   1/99  1/00

AMERICAN EAGLE OUTFITTERS, INC.    100     96      38     54    209    892   947
NASDAQ STOCK MARKET (U.S)          100    140     149    195    231    361   553
S & P RETAIL (SPECIALTY APPAREL)   100     94      99    125    227    385   367

Compensation Committee Interlocks and Insider Participation

           The Compensation and Stock Option Committee administers and grants awards under the Company’s Management Incentive Plan and 1999 Stock Plan. The Compensation Committee consists of John L. Marakas, Gerald E. Wedren, and Michael G. Jesselson. None of the members are present or former officers of the Company or have affiliates that are parties to agreements with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           The Schottenstein family owns 100% of RVI. As of April 1, 2000, members of the Schottenstein family, through their ownership of RVI, as well as personal holdings, beneficially own approximately 41.0% of the outstanding shares of Common Stock of the Company. As long as the Schottenstein family owns a substantial portion of the Company’s voting shares, they will have significant influence over any action requiring stockholder approval.

           The Company and its subsidiaries have certain relationships and transactions with other entities controlled by the Schottenstein family. The Company’s Bylaws provides that any such related party transaction will be subject to approval by a majority of the disinterested directors of the Company and will be on terms which, in the judgment of such directors, will be no less favorable to the Company than could be obtained from unaffiliated parties.

Office/Distribution Center Lease

           The Company leases its distribution center and headquarters offices from an affiliate, Linmar Realty Company, a partnership owned indirectly by the Schottenstein family. In September 1999, the distribution center facility was expanded to add 120,000 square feet. As a result, the Company entered into an amended and restated lease, effective September 1, 1999. This lease expires on December 31, 2020 and contains two five year renewal options. The new lease requires minimum rent payments of $4.77 per square foot for the first year, increasing to $5.66 for the next five years, $6.11 for the next five years, $6.22 for the next five years, and $6.47 for the last five years. Additionally, the Company is required to pay all real estate taxes, insurance, maintenance and certain other expenses. For Fiscal 1999, the Company recorded $1,895,000 of rent expense under the lease.

Import Services Agreement

           Under the terms of an Import Services Agreement with Value City Imports, the import division of SSC (“VCI”), VCI processes the paperwork for import transactions for the Company and its subsidiaries for which it receives a fee of one or two percent of the value of the imports plus one-half percent for insurance charges. For Fiscal 1999, the Company and its subsidiaries paid VCI approximately $2,400,000 for such services. The import service for merchandise processed through VCI accounted for approximately 67% of the Company’s total purchases for Fiscal 1999.

           During 1999, the Company advanced approximately $10,900,000 to VCI for estimated expenses incurred on behalf of the Company, but not billed. As of January 29, 2000, these advances exceeded the billings for goods in-transit in the amount of $619,000 and was classified in accounts and note receivable on the Consolidated Balance Sheet.

           Effective January 31, 2000, the Company acquired importing operations from Schottenstein Stores Corporation, a related party. The purpose of the acquisition was to integrate the expertise of the importing operation into the Company’s supply chain process and to streamline and improve the efficiency of the process. The terms of the acquisition required a payment of $8.5 million to Schottenstein Stores Corporation which was made on March 6, 2000. The majority of the acquisition price will be recorded as goodwill and amortized on a straight-line basis over its anticipated useful life.

Merchandise Services Agreement

           From time to time, the Company sells its overstock merchandise to VCD, with certain restrictions regarding presentation of the merchandise. For Fiscal 1999, the Company sold approximately $1,500,000 in merchandise to VCD.

Other Services

           Shottenstein Stores Corporation and its affiliates charge the Company for various services, primarily legal, provided to the Company. These costs for Fiscal 1999 approximated $450,000.

           The Company paid $50,000 for financial advisory services performed by Financo, Inc., an investment banking firm where a director of the Company, Gilbert W. Harrison, is Chairman.

REPORT TO BE PRESENTED AT THE MEETING

           At the meeting, the Company’s Fiscal 1999 Report will be presented to stockholders for the year ended January 29, 2000. This report contains financial statements and the report of Ernst & Young LLP, independent auditors, with respect to such financial statements. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. The Fiscal 1999 Report is not to be regarded as proxy soliciting material and the Company does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

COST OF SOLICITATION OF PROXIES

           The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telegram, telephone, or personal interview.

STOCKHOLDER PROPOSALS

           Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held in 2001 must be received by the Company (addressed to the attention of the Secretary) on or before January 31, 2001. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the Proxy Rules of the Securities and Exchange Commission.

OTHER MATTERS

           The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

           The Company’s Fiscal 1999 Report, including financial statements, was furnished to stockholders prior to or concurrently with the mailing of this Proxy Statement. Extra copies of the Annual Report and copies of the Company’s Report on Form 10-K to the Securities and Exchange Commission are available upon request, directed to Laura A. Weil, Chief Financial Officer of the Company, at 150 Thorn Hill Drive, Warrendale, Pennsylvania 15086-7528, (724)-776-4857.

PROXY                                                                                                                                                                                                                                   AMERICAN EAGLE OUTFITTERS, INC.

        The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Laura A. Weil, William P. Tait and Dale E. Clifton, or any one of them, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York on Tuesday, June 13, 2000, at 10:00 a.m., local time, and at any adjournment or ajournments thereof as follows:

1.	Election of Directors:
FOR all Class II nominees listed below
WITHHOLD AUTHORITY to
(except as marked to the contrary below)
vote for all nominees.
☐
☐

(Instructions: Do not check “WITHHOLD AUTHORITY” to vote for only certain individual nominee. To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below and check “FOR”).

John L. Marakas, Saul Schottenstein, David W. Thompson and Gerald E. Wedren

2. In their discretion to vote upon such other matters as may properly come before the meeting.

CONTINUED ON OTHER SIDE

CONTINUED FROM OTHER SIDE

        IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

Please sign and date this Proxy below and return in the enclosed envelope.

Date , 2000

Signature

(Signature)

Signature(s) must agree with the name(s) printed on this proxy.

If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such .

This Proxy is solicited on behalf of the Board of Directors